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                                                                    Exhibit 23.2

                               CONSENT OF KPMG LLP


The Board of Directors
Turnstone Systems, Inc.

We consent to the incorporation by reference herein of our report dated January 22, 2001, relating to the consolidated balance sheets of Turnstone Systems, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999 and the period from January 2, 1998 (inception) to December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Turnstone Systems, Inc.

                                       /s/ KPMG LLP



KPMG LLP
Mountain View, California
March 15, 2001